Exhibit 99.1

NewsRelease

TC PipeLines, LP Enters Agreement for $600 Million Private Placement of Common Units

CALGARY, Alberta – February 21, 2007 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today announced it has entered into an agreement to sell 17,356,086 common units at $34.57 per common unit for gross proceeds of $600 million. The common units are being sold to new and existing institutional accredited investors in a private placement.

The institutional investors, led by Kayne Anderson Capital Advisors L.P. and Tortoise Capital Advisors, will acquire 8,678,041 common units for approximately $300 million. In addition, TransCan Northern Ltd., a wholly owned subsidiary of TransCanada Corporation (TCPL) will acquire 8,678,045 common units for approximately $300 million.

A TransCanada subsidiary will also invest approximately $12 million to maintain the general partnership interest.

Closing of the placement is conditioned on the closing of the Partnership’s proposed acquisition of a 46.45 per cent general partner interest in Great Lakes Gas Transmission Limited Partnership (GLGT). The acquisition, subject to standard closing conditions, is expected to close by the end of February, 2007.

The $600 million in equity proceeds reflect the Partnership’s previously stated commitment to maintain a strong balance sheet following its recent acquisitions of an additional 20 per cent interest in Northern Border, 50 per cent interest in Tuscorara and now its 46.45 per cent interest in GLGT. The Partnership will use the net proceeds from this private placement to fund a portion of the approximately $750 million cash consideration for the acquisition. The Partnership plans to finance the balance of the total consideration through its $950 million senior revolving debt credit facility announced on February 13, 2007.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein. The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

TC PipeLines, LP is a publicly traded limited partnership. Pending the closing of the acquisition of a 46.45 per cent interest in Great Lakes Gas Transmission Limited Partnership announced December 22, 2006, TC PipeLines, LP will have interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines including Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (99 per cent owned or controlled). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include the ability to close the Great Lakes acquisition, regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent quarterly reports on Form 10-Q.

Media Inquiries:	Shela Shapiro	(403) 920-7859
(800) 608-7859

Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772

investor_relations@tcpipelineslp.com